Exhibit 99.1

PDL BioPharma Announces New $100 Million Stock Repurchase Program

INCLINE VILLAGE, Nev. (September 24, 2018) - PDL BioPharma, Inc. (“PDL”) (NASDAQ: PDLI) announces its Board of Directors has authorized a new stock repurchase program to acquire up to $100 million of the Company's common stock. Purchases may be made in open-market transactions, in block transactions on or off an exchange, in privately negotiated transactions or by other means as determined by PDL's management and in accordance with the regulations of the Securities and Exchange Commission.

"We believe this program is an appropriate means to create shareholder value given the current discrepancy between our share price and our book value,” said John McLaughlin, Chief Executive Officer of PDL. “This is our third and largest stock repurchase program having completed a $30 million stock repurchase program in June 2017 and a subsequent $25 million stock repurchase program in July 2018.

The timing of purchases and the number of shares repurchased under the new program by PDL will depend on a variety of factors including price, trading volume, corporate and regulatory requirements and market conditions. Repurchases may also be made under a trading plan under Rule 10b5-1, which would permit shares to be repurchased when PDL might otherwise be precluded from doing so because of self-imposed trading blackout periods or other regulatory restrictions. The repurchase program may be suspended or discontinued at any time without notice.

About PDL BioPharma

We seek to provide a significant return for our stockholders by acquiring and managing a portfolio of companies, products, royalty agreements and debt facilities in the biotechnology, pharmaceutical and medical device industries. In 2012, we began providing alternative sources of capital through royalty monetizations and debt facilities, and in 2016, we began acquiring commercial-stage products and launching specialized companies dedicated to the commercialization of these products. To date, we have consummated seventeen of such transactions, of which nine are active and outstanding. We have one debt transaction outstanding, representing deployed of $20.0 million: CareView; we have one hybrid royalty/debt transaction outstanding, representing deployed capital of $44.0 million: Wellstat Diagnostics; and we have five royalty transactions outstanding, representing deployed capital of $416.1 million, respectively: KYBELLA®, AcelRx, University of Michigan, Viscogliosi Brothers and Depomed. Our equity and loan investments in Noden represent deployed capital of $191.0 million, respectively, and our converted equity and loan investment in LENSAR represents deployed capital of $40.0 million.

NOTE: PDL, PDL BioPharma, the PDL logo and the PDL BioPharma logo are trademarks or registered trademarks of, and are proprietary, to PDL BioPharma, Inc. which reserves all rights therein.

Contacts:
PDL BioPharma, Inc.
Peter Garcia, CFO
775-832-8500
Peter.garcia@pdl.com

LHA Investor Relations
Jody Cain, SVP
310-691-7100
jcain@lhai.com

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